UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 13, 2017 (September 13, 2017)

Lattice Semiconductor Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-18032	93-0835214
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

111 SW Fifth Ave, Ste 700

Portland, Oregon 97204

(Address of principal executive offices) (Zip Code)

(503) 268-8000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02.	Termination of a Material Definitive Agreement.

As previously announced, on November 3, 2016, Lattice Semiconductor Corporation, a Delaware corporation (the “Company”) entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with Canyon Bridge Acquisition Company, Inc., a Delaware corporation (“Parent”), and Canyon Bridge Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent, providing for the merger of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Merger”).

The closing of the Merger was subject to certain closing conditions. These closing conditions included clearance by the Committee on Foreign Investment in the United States (“CFIUS”) under the Defense Production Act of 1950, as amended. On September 13, 2017, the President of the United States issued an order (the “Order”) prohibiting the Merger. As a result of the issuance of the Order, clearance by CFIUS has not been obtained, the Merger cannot be consummated, and the Company has terminated the Merger Agreement in accordance with its terms. Neither the Company nor Parent will incur any termination fees in connection with the termination of the Merger Agreement.

Item 8.01.	Other Events.

On September 13, 2017, the Company issued a press release announcing the issuance of the Order by the President of the United States. The full text of the press release is attached hereto as Exhibit 99.1 and incorporated in its entirety herein by reference.

Item 9.01.	Exhibits and Financial Statements.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued by the Company on September 13, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LATTICE SEMICONDUCTOR CORPORATION

Dated: September 13, 2017	By:	/s/ Darin G. Billerbeck
		Name:	Darin G. Billerbeck
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by the Company on September 13, 2017.